                                                                EXHIBIT 10(q)


                                SECOND AMENDMENT TO
                               PLAINS RESOURCES INC.
                             1996 STOCK INCENTIVE PLAN


     Plains Resources Inc., having heretofore adopted the Plains Resources Inc. 1996 Stock Incentive Plan (the "Plan") and having reserved the right under
Section 9 thereof to amend the Plan, does hereby amend the Plan, effective as of May 20, 1999, as follows:


Section 8.1 of Plains Resources Inc. 1996 Stock Incentive Plan shall be amended to read as follows:

          8.1 AWARD    On the date of the Company's annual stockholder's
     meeting at which the Non-employee Director is elected or re-elected to serve on the Board, each Non-employee Director shall be granted a Non-qualified Stock Option to purchase 10,000 Shares, provided that the Plan is in effect on that day.

Adopted by the Board of Directors of Plains Resources Inc. on May 20, 1999.